Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Frank Straub Chief Financial Officer (773) 380-6636	Leslie Loyet (312) 640-6672

FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 5, 2009

DEERFIELD CAPITAL CORP. ANNOUNCES
PERMANENT AMENDMENT TO TRUST PREFERRED SECURITIES

CHICAGO, August 5, 2009 — Deerfield Capital Corp. (NYSE Amex: DFR) (the “Company”) today announced that, on July 31, 2009, the Company entered into three supplemental indentures (the “Supplemental Indentures”) with the holders of the trust preferred securities issued by each of Deerfield Capital Trust I, Deerfield Capital Trust II and Deerfield Capital Trust III (collectively, the “Trust Preferred Securities”). The Supplemental Indentures amend the consolidated net worth covenants (the “Net Worth Covenants”) contained in the indentures governing the Trust Preferred Securities to (i) permanently decrease the net worth required by the Net Worth Covenants from $175 million to $50 million and (ii) provide that the initial measurement date for compliance with the Net Worth Covenants will be September 30, 2012. These provisions supersede the temporary waiver of the Net Worth Covenants obtained from the holders of the Trust Preferred Securities in November 2008. The Supplemental Indentures also contain provisions preventing the Company from incurring additional indebtedness and declaring additional dividends or distributions on its capital stock, in each case for the life of the Trust Preferred Securities and except as specifically permitted under the terms of the Supplemental Indentures.

Commenting on the amendment, Jonathan Trutter, Chief Executive Officer, said “I am pleased that we have been able to achieve a favorable long-term resolution of the covenant issue with the holders of our Trust Preferred Securities.”

About the Company

Deerfield Capital Corp., through its subsidiary, Deerfield Capital Management LLC, manages client assets, including bank loans and other corporate debt, residential mortgage-backed securities, government securities and asset-backed securities. In addition, Deerfield Capital Corp. has a principal investing portfolio comprised of fixed income investments, including bank loans and other corporate debt and residential mortgage-backed securities.

For more information, please visit our website at www.deerfieldcapital.com.